Exhibit 99.1

Contacts:	Ronald J. Carlson, Acting President/CEO James Burgess, EVP and Chief Financial Officer 858-875-2008

NEWS RELEASE

1st Pacific Bancorp Appoints Ronald J. Carlson as Chairman and Acting President/CEO

SAN DIEGO, CA — July 3, 2008 — 1st Pacific Bancorp (NASDAQ: FPBN), the holding company for 1st Pacific Bank of California, today announced the appointment of Ronald J. Carlson as Chairman of the Board of Directors as well as acting President and Chief Executive Officer of the bank and the holding company.  A. Vincent Siciliano resigned as President and CEO and as a director to seek other opportunities.  In addition, Dr. James G. Knight resigned as Chairman of the Board to more fully concentrate on his medical practice.  Dr. Knight will remain on the board as well as serve on key board committees.

“We appreciate the hard work and efforts Vince has made over the past seven years and are pleased with the results he has achieved,” said Carlson.  “Vince will be missed.  Because of his efforts, we have built a strong management team that can take this organization forward and continue to implement our strategic plan of being San Diego’s leading local business bank.”

Carlson is a well known and respected banker who previously served as President and CEO of Scripps Bank for 16 years.  Scripps Bank was sold to US Bank in 2001.  He also served as Chairman and CEO of Landmark Bank, which was merged into 1st Pacific Bank in 2007.  Also, Carlson has served as president of Bank of Rancho Bernardo and La Jolla Bank and Trust Company and has been in the San Diego banking community for over 40 years.  He has been active on the boards of several San Diego non-profit organizations including the San Diego Blood Bank and the American Heart Association.  Currently he serves as president of the San Diego Council of the Boy Scouts of America and as a trustee of San Diego Maritime Museum.

“We are fortunate to have Ron consent to serve as Chairman of the Board and Acting President and CEO.  He is a talented leader who has given so much to San Diego’s banking and non-profit community,” said Dr. Knight, former Chairman.  “We have initiated a search for a permanent President and CEO, but know we are in very capable hands while we are looking for a new CEO.”

About 1st Pacific Bancorp

1st Pacific Bancorp is the holding company for 1st Pacific Bank of California, San Diego’s leading local business bank.  The bank offers a full complement of business products and services to meet the financial needs of professional firms, small- to mid-sized businesses, their owners and the people who work there. Including its recent acquisition of Landmark National Bank, 1st Pacific Bank has a total of eight banking offices located in San Diego County: one each in the University Towne Center area, the Tri-Cities area of Oceanside, Mission Valley, the Inland North County, El Cajon, La Jolla Village, Solana Beach and downtown San Diego.  For additional information, visit the company’s website at www.1stpacbank.com.

Note: Transmitted on Prime Newswire on July 3, 2008, at 5:09 p.m. Pacific Daylight Time.